SEVERANCE PAY, CONFIDENTIALITY,
                         AND NON-SOLICITATION AGREEMENT


     This Agreement (the "Agreement") is made this 17th day of November, 1997, by and between PAMIDA, INC., a Delaware corporation ("Employer") and STEPHEN ROBINSON ("Employee").

                                   WITNESSETH:

     WHEREAS, Employee desires to continue his employment with Employer, and Employer desires to continue the employment of Employee; and

     WHEREAS, Employer and Employee wish to set out in this Agreement the terms and conditions of Employee's confidentiality and non-solicitation obligations and Employee's right to severance pay in the event that Employee leaves the Employer's employ under certain conditions;

     NOW, THEREFORE, in consideration of the premises and of the covenants set forth herein, the parties hereto, intending to be legally bound, agree as follows:

     1. EMPLOYMENT STATUS. On and after the date this Agreement is executed (the "Effective Date"), Employee will continue to be an employee of Employer subject to Employer's standard personnel policies, procedures, guidelines, and practices as they may be amended from time to time. In the event of a conflict between the provisions of such policies, procedures, guidelines and practices and the provisions of this Agreement, the provisions of this Agreement shall control. Employee shall diligently and faithfully perform the duties as may be from time to time assigned to him by Employer.

     2. AT-WILL STATUS. Employee is and shall remain an employee at-will. Either Employee or Employer may end the employment relationship at any time, for any reason, with or without cause.

     3. SEVERANCE AMOUNT. If Employer terminates the employment of Employee without Cause, including any constructive discharge arising from (i) a material reduction in duties, (ii) a reduction in rank or base salary, or (iii) a requirement by Employer that Employee relocate or transfer his principal residence from the immediate vicinity of Omaha, Nebraska, at any time during his employment by Employer, then Employee shall, upon such termination of employment, be entitled to receive severance pay from Employer in an amount equal to twice the Employee's annual base salary at the effective time of such termination of employment. Employer shall pay such severance pay to Employee in bi-weekly payments over the twenty-four (24) month period following the effective time of such termination of employment in accordance with Employer's normal payroll practice, less usual and customary deductions and other amounts required to be withheld. Notwithstanding the foregoing provisions of this
Section 3, the amount of severance pay which Employee is entitled to receive pursuant to this Section 3 shall be reduced by the total amount of any wages earned by Employee during the twenty-four (24) month period immediately following the effective date of the termination of his employment with Employer; in no event, however, shall Employee be required to repay to Employer any portion of any severance payments to which Employee was entitled pursuant to this Section 3 for any period prior to the period during which Employee earned such wages. For purposes of this Section 3, "wages" shall mean and include both wages for purposes of federal income tax withholding as defined in Section 3401 of the Internal Revenue Code of 1986 (the "Code") and net earnings from self employment as defined in Section 1402 of the Code.

     4. CAUSE. For purposes of this Agreement, "Cause" shall mean only (i) Employee's confession or conviction of theft, fraud, embezzlement, or any other crime involving dishonesty with respect to Employer or any parent, subsidiary, or affiliate of Employer, (ii) Employee's excessive absenteeism (other than by reason of physical injury, disease, or mental illness) without reasonable cause,
(iii) material violation by Employee of the provisions of Section 8, (iv) habitual and material negligence by Employee in the performance of his duties and responsibilities as an executive of Employer and failure to cure such negligence within thirty (30) days after his receipt of a written notice from Employer setting forth in reasonable detail the particulars of such negligence, or (v) material failure by Employee to comply with a lawful directive of Employer and failure to cure such non-compliance within thirty (30) days after his receipt of a written notice from Employer setting forth in reasonable detail the particulars of such non-compliance.

     5. BENEFITS. If Section 3 of this Agreement becomes applicable, then, in addition to the payments of severance pay to which Employee is entitled under
Section 3, Employee also shall be entitled to continued participation in the following benefit plans or programs of Employer which may be in effect from time to time, to the extent that such continued participation by Employee is permitted under the terms and conditions of such plans or programs (unless such continued participation is restricted or prohibited by applicable governmental regulations governing such plans or programs), until the first to occur of the elapse of the period during which Employee is entitled to receive severance pay pursuant to Section 3 or (separately with respect to the termination of each benefit) the provision of a substantially equivalent benefit to Employee by another employer of the Employee:

     (1) Group medical/hospital insurance, (2) Group dental insurance, (3) Group life insurance, (4) Employee life insurance, (5) Group long-term disability insurance, (6) Exec-U-Care medical expense reimbursement insurance, (7) Professional financial, tax, and estate planning services, (8) Continuation of automobile benefits, (9) Annual physical examination;

however, if continued participation by Employee in any of the foregoing benefit plans or programs of Employer is not permitted under the terms and conditions of any of such plans or programs, then in lieu of continued participation in such plan or program Employer shall pay to Employee in cash an amount equal to the cost that Employer would have incurred with respect to Employee if Employee were permitted to continue as a participant in such plan or program during the applicable period; and Employer agrees not to unilaterally take any action which would prevent Employee from continuing to participate in any of such plans or programs unless such action similarly affects all other participants in such plans or programs.

     6. NON-SOLICITATION. For a period of one (1) year after the termination of his employment with Employer, for any reason whatsoever, whether voluntarily or involuntary, Employee will not, directly or indirectly, employ, solicit for employment, or advise or recommend to any other person that such person employ or solicit for employment any person employed by Employer in the three months prior to the termination of Employee's employment with Employer.

     7. NOTICE OF OTHER EMPLOYMENT AND OF BENEFITS. The Employee promptly shall notify Employer in writing of (i) his acceptance of other employment or commencement of self employment during the 24-month period referred to in
Section 3 if Section 3 is applicable, (ii) the effective date of such other employment or self-employment, and (iii) the amount of wages (as defined in Section 3) earned by Employee during any such period if Section 3 is applicable. The Employee also promptly shall notify Employer of his receipt from another employer of any benefits of the types referred to in Section 5 if Section 5 is applicable. Such information shall be updated by Employee whenever necessary to keep Employer informed on a current basis.

     8. CONFIDENTIALITY. In order to permit Employee to function in his job with the Employer, Employer may, from time to time, entrust Employee with highly sensitive, confidential, and proprietary information belonging to Employer, including but not limited to information regarding Employer's business, future plans, trade secrets, know-how, products and suppliers, which Employer desires to protect. In order to protect the Confidential Information of the Employer, Employee shall treat all Confidential Information as confidential and will not disclose Confidential Information except as directed by management of Employer and will use Confidential Information only for the advancement of the interests of Employer. Employee agrees that upon termination of his employment with Employee, for any reason whatever, voluntary or involuntary, with or without cause, he will immediately return to Employer all equipment, property, funds, lists, forms, plans, documents or other written or computer material, software or firmware, or copies of the same, belonging to Employer, including all materials containing Confidential Information within his possession, and Employee will not retain or use any Confidential Information. The provisions of this Section 8 shall survive the termination of employment of Employee and Employee shall, for a period of one (1) year following his termination of employment with the Employer, inform any new employer, including any person for whom Employee provides services as an independent contractor, of the provisions of Sections 6 and 8 of this Agreement.

     "Confidential Information" means information, not generally known, that is proprietary to Employer, including without limitation:

     1) financial and accounting data, sales records, profit and loss and other performance reports, pricing manuals, personnel information, training manuals, selling and pricing procedures, financing methods, data processing and communication information, technical data, trade secrets and know-how regarding Employer's business and its products and services;

     2) vendor and supplier information wherever located including, without limitation, vendor and supplier lists, identities of foreign manufacturers of goods, sources of supply, contact persons, relationship information, costs of goods, production capabilities, quantity requirements, availability, payment terms, and other requirements of the vendor or supplier;

     3) Employer's buying practices, sources of supply for goods, information and materials used for production and assembly, the quality, prices and usage of components, information and materials, manner of vendor payment, profit margins, expense ratios, pricing, lead time and other information concerning its buying activities;

     4) Employer's sales information including, quantities of products sold, pricing, terms, timing of sales, and current and anticipated requirements of customers generally for products or services of Employer;

     5) product design, advertising layout and marketing, including, without limitation, research, development, testing and customer surveys and preferences regarding Employer's current and new products, and specifications of any new products or services under development by or for Employer; and

     6) business projections, strategic planning, marketing planning, activity and practices, marketing systems and procedures, pricing policies and practices, and inventory procedures and systems.

     9. SUCCESSORS, ASSIGNS, AND AMENDMENTS. This Agreement shall be binding upon and inure to the benefit of Employee, his heirs and personal representatives, and Employer, its affiliates, successors, and assigns. The rights and benefits of Employee under this Agreement are personal to him and no right or benefit may be assigned or transferred by Employee to another.

     10. EMPLOYEE BENEFIT PLANS. Nothing in this Agreement shall be construed to restrict Employee's participation in Employer's benefit plans during his employment.

     11. INJUNCTIVE RELIEF. If Employee shall violate or threaten to violate any of the terms set forth in Sections 6 or 8 of this Agreement, then Employer shall be entitled to injunctive relief; such remedy shall be in addition to and not in limitation of any rights or remedies to which Employer is or may be entitled to at law or in equity.

     12. PRIOR AGREEMENTS SUPERSEDED. This Agreement supersedes and replaces the Severance Pay, Confidentiality, and Non-Solicitation Agreement dated June 20, 1997, between Employer and Employee and any other prior agreements between
Employer and Employee concerning severance pay, confidentiality, or non-solicitation of employees. Such prior agreements shall be of no further force or effect.

     13. GOVERNING LAW. This Agreement shall be subject to and construed under the laws of the State of Nebraska.

     14. ATTORNEY REVIEW. Employee represents and agrees that he has been given the opportunity by Employer to negotiate the terms of this Agreement and to thoroughly discuss all aspects of this Agreement with his attorney. Employee has carefully read and fully understands all of the provisions of this Agreement, and he is voluntarily entering into this Agreement.

     15. MERGER, CONSOLIDATION, SALE OF ASSETS. In the event of (a) a merger of Employer with another corporation in a transaction in which Employer is not the surviving corporation, (b) the consolidation of Employer into a new corporation resulting from such consolidation, or (c) the sale or other disposition of all or substantially all of the assets of Employer, Employer may assign this Agreement and all of the rights and obligations of Employer under this Agreement to the surviving, resulting, or acquiring entity (a "Permitted Assignee"); provided, that such surviving, resulting, or acquiring entity shall in writing assume and agree to perform all of the obligations of Employer under this Agreement; and provided further, that Employer shall remain liable for the performance of its obligations under this Agreement in the event of a failure of the Permitted Assignee to perform its obligations under this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

                                        PAMIDA, INC.

                                        By:/s/ Steven S. Fishman
                                        Steven S. Fishman, Chairman of the
                                        Board and Chief  Executive Officer

                                        /s/ Stephen Robinson
                                        Stephen Robinson